SEVERANCE AGREEMENT AND GENERAL RELEASE

      This is an Agreement, dated as of October 19, 1998, between Stephen F. England (the "Employee") and Micro Warehouse, Inc. (the "Company").

      WHEREAS, the Company has urged the Employee to remain in its employ,

      WHEREAS, the Employee has decided that he wishes to leave the employ of the Company,

      WHEREAS, the Employee and the Company intend the terms and conditions of this Agreement to govern all issues related to the Employee's employment and resignation from the Company,

      WHEREAS, the Employee has had at least 21 days to consider a draft of this Agreement, and

      WHEREAS, the Employee has been advised to consult with an attorney before signing this Agreement,

      NOW THEREFORE, in consideration of these premises, the Employee and the Company agree as follows:

      1. Resignation: The Employee shall resign as Executive Vice President of Sales of the Company and from all other positions with the Company and its subsidiaries and affiliated companies, effective December 31, 1998 (the "Termination Date"). The Employee shall have no further duties or responsibilities with respect to the Company or his employment after the Effective Date (as defined below), except as expressly set forth herein.

      2.    Payment:

            a. The Company shall continue to pay the Employee his base salary of $250,000 annually ("Base Salary") through December 31, 2000. Commencing January 1, 1999, the Base Salary to be paid to the Employee during each year shall be increased by any increase in the cost of living determined in accordance with the formula set forth in subparagraphs (i), (ii) and (iii) hereinbelow.

                  i. For the purposes of this paragraph 2, the following definition shall apply:
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                  1. The term "Base Year" shall mean the twelve-month period commencing on January 1, 1998 and terminating on December 31, 1998. The term "Second Year" shall mean the twelve-month period commencing on January 1, 1999 and terminating on December 31, 1999. The term "Third Year" shall mean the twelve-month period commencing on January 1, 2000 and terminating on December 31, 2000.

                  2. The term "Price Index" shall mean the average of the monthly "Consumer Price Index" published by the Bureau of Labor Statistics of the U.S. Department of Labor, New York, Northern New Jersey, Long Island, New York-New Jersey-Connecticut, for urban wage earners and clerical workers, or a successor or substitute index appropriately adjusted ("Consumer Price Index"), for each month of any given twelve-month period.

                  ii. Effective as of each of January 1 of 1999 and 2000, there shall be a cost of living adjustment to the Base Salary applicable for the succeeding twelve-month period. The adjustment shall be based on the percentage difference between the Price Index for the Second Year and the Price Index for the Base Year, with respect to the adjustment to be made on January 1, 1999; and the Price Index for the Third Year and the Price Index for the Base Year, with respect to the adjustment to be made on January 1, 2000.

                  In the event that the Price Index for the Second Year reflects an increase over the Price Index for the Base Year, the Base Salary originally herein provided to be paid shall be multiplied by the percentage difference between the Price Index for the Second Year and the Price Index for the Base Year, and the resulting sum shall be added to such original Base Salary, effective on January 1, 1999. Said adjusted Base Salary shall thereafter be payable hereunder until it is readjusted pursuant to the terms of this paragraph 2 as of January 1, 2000. In the event that the Price Index for the Third Year reflects an increase over the Price Index for the Base Year, the Base Salary originally herein provided to be paid (unchanged by any adjustment made pursuant to the immediately preceding sentence) shall be multiplied by the percentage difference between the Price Index for the Third Year, and the Price Index for the Base Year, and the resulting sums shall be added to such original Base Salary, effective on January 1, 2000.

                  In the event that the Price Index ceases to use 1982-1984 = 100 as the basis of calculation, or if a substantial change is made in the terms or


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

                  number of items contained in the Price Index, then the Price Index shall be adjusted to the figure that would have been arrived at had the manner of computing the Price Index in effect at the date of this Agreement not been altered. In the event such Price Index (or a successor or substitute index) is not available, a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the Price Index shall be used.

                  iii. In no event shall the Employee's Base Salary provided herein, as the same may be increased from time to time pursuant to this paragraph 2, be reduced by virtue of this paragraph 2.

            b. The Employee shall receive payments at such intervals each year as salary payments are made to other executive officers of the Company. Deductions will be made from such payments for statutorily mandated federal, state and local withholding and other applicable taxes.

      3. Incentive Compensation: In addition to Base Salary, the Employee shall receive incentive compensation through December 31, 1998 ("Incentive Compensation"). The amount of Incentive Compensation to be paid to the Employee will be calculated pursuant to the Incentive Plan established for executive officers for 1998, which is attached hereto as Exhibit A, as the same may be adjusted from time to time. The amount of Incentive Compensation shall not exceed One Hundred Percent (100%) of Base Salary. The Incentive Plan sets forth a target bonus amount, which amount for calendar 1998 shall be One Hundred Twenty-Five Thousand Dollars ($125,000) (hereinafter the "Target Bonus Amount"). One Hundred Percent (100%) of that amount shall be payable for accomplishing One Hundred Percent (100%) of targets in 1998. The actual amount, if any, of Incentive Compensation to which the Employee may be entitled shall range on a linear basis from Fifty Percent (50%) of Target Bonus Amount if Eighty Percent (80%) of Targets are achieved to a maximum of Two Hundred Percent (200%) of Target Bonus Amount if One Hundred Twenty Percent (120%) of Targets are achieved. By way of example, One Hundred Percent (100%) of Target Bonus Amount at accomplishment of One Hundred Percent (100%) of Targets shall be One Hundred Twenty-Five Thousand Dollars ($125,000). If the Company achieves Eighty Percent (80%) of Targets, Target Bonus Amount shall be Sixty-Two Thousand Five Hundred Dollars ($62,500) (i.e., .5 x $125,000), which shall be automatically due and payable to the Employee. By way of further example, if the Company achieves One Hundred Ten Percent (110%) of Targets, Target Bonus Amount shall be One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) (1.50 x $125,000), which shall be automatically due and payable to the Employee. The incentive compensation shall be paid to the


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

            Employee in a lump sum cash payment as soon as practicable after December 31, 1998, but not later than the date other executive officers are paid incentive compensation for 1998.

      4. Target Commission Compensation: The Employee shall receive target commission compensation through December 31, 1998. For the period January 1, 1998 through December 31, 1998, the Employee shall receive $100,000 in target commission compensation, due and payable to the Employee upon execution of this Agreement.

      5. Mitigation: The Employee is under no obligation to seek other employment opportunities during any period between the date of this Agreement and the December 31, 2000 expiration of this Agreement (the "Effective Period"), and the Employee is not obligated to accept any other employment opportunity that may be offered to the Employee during the Effective Period. Nothing in this Agreement, however, shall prohibit the Employee from accepting other employment opportunities during the Effective Period, in which event the Employee shall continue to receive the entire amount due and owing to him under Sections 2, 3 and 4 above and retain all his other rights hereunder without any offset for any amount paid to the Employee arising out of any new employment relationship. Notwithstanding the foregoing, medical, dental, hospitalization and life insurance and short-term disability benefits will be reduced to the extent comparable insurance benefits are actually received by the Employee from another employer during the Effective Period. Any such benefits actually received by the Employee shall be reported by the Employee to the Company.

      6. Stock Options: The Employee's outstanding stock options are set forth on Exhibit B attached hereto. All stock options granted to the Employee by the Company shall continue to vest according to their terms until December 31, 2000, without regard to termination of Employee's employment. Any stock options that have not vested as of December 31, 2000 shall lapse. Except to the extent set forth in
            Section 13(c), which shall control in the event of conflict, each outstanding stock option shall be exercisable at any time prior to the earlier of (i) its expiration date or (ii) the later of (A) the expiration of twelve (12) months after vesting, or (B) the expiration of twelve (12) months after the Termination Date.

      7. Business Expenses: The Company agrees to reimburse the Employee for all reasonable and necessary expenses incurred by him in connection with the performance of his duties for the Company. The Employee shall submit vouchers, invoices and such other documentation in accordance with the Company's standard policy concerning business expenses.


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

      8. Insurance Benefits: The Company shall continue to maintain at Company cost medical, dental, hospitalization and life insurance and short term disability for the Employee and his dependents through December 31, 2000 to the extent such policies are provided generally to the senior executives of the Company. Employee shall be responsible for such cost-sharing, co-pays and deductibles as may be required of other senior executives. If and to the extent Employee is unable to participate in any such benefits, the Company shall at its cost obtain comparable benefits for Employee.

      9. Insurance Assignment: The Company owns the insurance policies on the life of Employee attached hereto as Exhibit C. The Company shall assign to the Employee all rights it might have in such policies, subject to compliance with any requirements imposed by the insurance company.

      10. Retirement Plan: The Company shall make matching contributions to the Employee's 401(k) plan through December 31, 2000, according to the prevailing practice for senior executives.

      11. Other Benefits: The Company shall continue all other benefits received by the Employee through December 31, 1998. In addition, the Company agrees:

            a. to assume all liability for the New Jersey rental home located at 362 Cheryl Drive, Toms River, New Jersey, including but not limited to all rental payments and any risk of loss; and

            b. to convey to Employee, without further consideration, all of its right, title and interest in and to the computer and peripheral equipment used by Employee, together with software as permitted by the applicable licensing agreements.

      12. Relocation Payments. Employee shall be entitled to reimbursement of reasonable relocation expenses (including without limitation brokerage commissions) of up to Fifteen Thousand Dollars ($15,000) if he accepts a new position out of the area, but only to the extent such expenses are not covered by his new employer. Any such payment shall be subject to applicable withholding requirements.

      13.   Change in Control.

            a. Definitions. For purposes of this Agreement, Change in Control means the occurrence during the Effective Period of any of the following events, subject to the provisions of paragraph 13(b) hereof:


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

                  i. All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than Fifty-One Percent (51%) of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

                  ii. There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a "Beneficial Owner")) of securities representing Twenty Percent (20%) or more of the combined voting power of the then-outstanding voting securities of the Company; or

                  iii. The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

                  iv. The individuals who, at the beginning of any period of two
                  (2) consecutive calendar years, constituted the directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company's stockholders of each new director of the Company was approved by a vote of at least two-thirds (2/3) of the directors of the Company still in office who were directors of the Company at the beginning of any such period; or

                  v. The Board of Directors determines that (A) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within paragraph 13(a)(i), (ii), (iii) or (iv), and (B) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of this

                  Agreement, if this Agreement shall thereupon become immediately operative with respect to the provisions of this paragraph 13 regarding Change in Control

            b. Exceptions. Notwithstanding the foregoing provisions of this paragraph 13:

                  i. If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in paragraph (13)(a)(v) shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board of Directors may, by notice to the Employee, nullify the effect thereof and reinstate this Agreement as previously in effect, but without prejudice to any action that may have been taken prior to such nullification.

                  ii. Unless otherwise determined in a specific case by the Board of Directors, a "Change in Control" shall not be deemed to have occurred for purposes of paragraph 13(a)(ii) or (iii) solely because (X) the Company, (Y) a subsidiary of the Company, or (Z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
                  Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of Twenty Percent (20%) or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

            c. Vesting Upon Change in Control. In the event that a Change in Control occurs during the Effective Period, except as provided herein, those of the 100,000 options granted to Employee in February, 1998 that have not yet vested shall become accelerated and immediately fully vested and exercisable, at any time prior to the expiration date of such options, as specified in the applicable stock option plan, or the expiration of twelve (12) months after the date of acceleration, whichever is the longer period; provided, however, that for purposes of this paragraph 13(c), no such options will become vested and exercisable subsequent to the expiration date of the options as specified in the applicable Stock Option Plan. If
            (i) a Change in Control involves any combination of the Company with any other entity, and (ii) the Company and such entity desire to


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

            account for such combination under the pooling-of-interests method for financial statement purposes ("Pooling"), and (iii) the sole reason that Pooling would be unavailable to the Company and such entity is, in the opinion of the Company's independent accountants, the acceleration of vesting of options provided for in this paragraph 13(c), then this paragraph 13(c) shall be void.

      14.   Certain Additional Payments by the Company.

            a. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

            b. Subject to the provisions of paragraph 14(f), all determinations required to be made under this paragraph 14, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Employee and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Employee in his sole discretion. The Employee shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Employee within thirty (30) calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Employee. If the Accounting Firm determines that any Excise Tax is payable by the Employee, the Company shall pay the required Gross-Up Payment to the Employee within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Employee. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall, at the same time as it makes such determination, furnish the Company and the Employee an opinion that the Employee has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be-made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to paragraph 14(f) and the Employee thereafter is required to make a payment of any Excise Tax, the Employee shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Employee as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of; the Employee within five (5) business days after receipt of such determination and calculations.

            c. The Company and the Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by paragraph 14(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Employee.

            d. The federal, state and local income or other tax returns filed by the Employee shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Employee. The Employee shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Employee's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the


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

            Gross-Up Payment should be reduced, the Employee shall within five
            (5) business days pay to the Company the amount of such reduction.

            e. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by paragraph 14(b) shall be borne by the Company. If such fees and expenses are initially paid by the Employee, the Company shall reimburse the Employee the full amount of such fees and expenses within five (5) business days after receipt from the Employee of a statement therefor and reasonable evidence of his payment thereof.

            f. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Employee actually receives notice of such claim and the Employee shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Employee). The Employee shall not pay such claim prior to the earlier of (I) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and
            (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                  i. provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                  ii. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                  iii. cooperate with the Company in good faith in order effectively to contest such claim; and

                  iv. permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a


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

                  result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph 14(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this paragraph 14(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Employee may participate therein at his own cost and expense) and may, at its option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            g. If; after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph 14(f), the Employee receives any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of paragraph 14(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If; after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph 14(f), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof; the amount of Gross-Up Payment required to be paid by the Company to the Employee pursuant to this paragraph 14.


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

      15.   Confidential Information:

            a. Employee acknowledges that the Company would be damaged if Employee's knowledge with respect to the business of the Company were disclosed to or utilized by parties other than the Company. Accordingly, Employee covenants and agrees that he will not disclose any presently known or hereafter acquired confidential or proprietary information of the Company or its business to any person, firm, corporation or other entity. For the purposes of this paragraph, the term "confidential or proprietary information" shall mean all information which is currently known to or hereafter acquired by Employee and relates to such matters as customer mailing lists, pricing and credit techniques, marketing techniques, research and development activities, sources of product, lists of magazines or other publications containing advertising of the Company and other confidential or restricted information which is not in the public domain. Confidential or proprietary information shall not be deemed to include information released generally to the public by the Company or others, information required by law to be disclosed or information learned by the Employee from third parties without restrictions on disclosure.

            b. Employee shall return to the Company all confidential or proprietary information of the Company in his possession or control. Employee acknowledges that he has transferred to floppy disk or other removable media and shall return to the Company any confidential or proprietary information on the computer to be retained by Employee.

      16. Covenant Not To Compete: The Employee hereby covenants and agrees that during the Effective Period (the "Non-Compete Period"), he shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); provided, however, that the foregoing shall not prevent the Employee from (i) performing services for a Competitive Business if such Competitive Business is also engaged in other lines of business and if the Employee's services are restricted to employment in such other lines of business; or (ii) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than Five Percent (5%) of any class or type of securities of, or interest in, such Competitive Business. The term "Competitive Business" shall mean (x) a business engaged in the marketing and sale to end users of hardware, software, peripheral and associated products for personal computers (other than a business that may from time to time market or sell any of the foregoing on an incidental basis and whose sales of the foregoing in any year do not exceed five percent (5%) of its net sales or $10 million in the aggregate) or (y) a business principally engaged at the time of Employee's employment in the auction sale of goods or services to end users over the Internet. This provision shall apply regardless of where such Competitive Business is located. Nothing in this Agreement shall be deemed to prevent the Employee from working for a business that provides customized software or software as an integral part of a database or other service relationship.

      17. Indemnification: The rights provided to the Employee and the Company under the Indemnification Agreement, which is attached hereto as Exhibit D (the "Indemnification Agreement"), shall survive the Employee's resignation. Any right to indemnification under the Indemnification Agreement shall survive termination of the Employee's employment by the Company.

      18. References: The Employee agrees not to disparage the Company, and the Company agrees not to disparage the Employee. With respect to reference requests, the Company will provide only dates of employment and position held. Reference requests will be directed to Peter Godfrey, chairman, only. The Company shall give written instructions to its Executive Committee, senior vice presidents and other officers not to discuss the Employee's employment at the Company unless there is a business necessity to do so and to refer all unsolicited reference requests they receive with respect to the Employee to the chairman. Either party may disclose the text of the non-competition provisions of this Agreement to third parties.

      19. Release by Employee. The Employee and his heirs, assigns and agents release, waive, and discharge the Company, its directors, officers, employees, subsidiaries, affiliates and agents (the "Released Parties") from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date (as hereafter defined).

            a. The foregoing release includes, but is not limited to, any claim of discrimination on the basis of wrongful termination, constructive discharge, discharge in violation of public policy, race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status, any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730.

            b. Notwithstanding anything to the contrary contained in this Agreement, this Release does not include any claim the Employee may have against the Company for the Company's breach of this Agreement or the Indemnification Agreement.

            c. The Employee represents that he understands the foregoing Agreement, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date.

      20. Release by Company. The Company, releases, waives and discharges the Employee, his heirs, successors and assigns, from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date (as hereafter defined).

            a. This release includes, but is not limited to, any claim of breach of contract, breach of fiduciary duty, defamation, unjust enrichment, any claim arising out of or related to an express or implied employment contract, any other contract affecting terms or conditions of employment, or a covenant of good faith and fair dealing, and any tort claims.

            b. Notwithstanding anything to the contrary contained in this Agreement, this Release does not include any claim the Company may have against the Employee for civil or criminal fraud in connection with the Employee's employment, the procurement of this Agreement or otherwise, the commitment of a crime and/or the Employee's breach of this Agreement.

      21. Covenant Not To Sue. The Employee agrees never to sue any of the Released Parties, or cause any of the Released Parties to be sued, regarding any matter within the scope of the release set forth in
            Section 19 above. The Company agrees never to sue, or cause the Employee to be sued, regarding any matter within the scope of the release set forth in Section 20 above. If one party is determined by a court of competent jurisdiction to have violated this provision by suing or causing the other party (or Released Party) to be sued, the party found to have violated this provision agrees to pay all costs and expenses of defending against the suit incurred by the other party (or Released Party), including reasonable attorneys' fees together with any damages and liabilities to the other party (or Released Party) resulting from such suit.

      22. Opportunity To Cure: This Agreement is final and binding. If the Employee breaches any of his obligations under this Agreement, the Company shall give him written notice of such breach and an opportunity to cure such breach (if such breach can be cured) of thirty (30) days, after such time if such breach remains uncured, the Company shall have the right, among other things, to discontinue payments to be made hereunder. All notices hereunder shall be effective upon delivery by hand or by certified or overnight mail to the most recent address for the Employee provided by the Employee in writing to the general counsel of the Company. The Employee shall provide like notice and opportunity to cure for any Company breach hereunder by giving written notice and a ten (10) business day opportunity to cure with respect to any breach of an obligation to pay money or to take actions with respect to stock options hereunder and a thirty (30) day opportunity to cure any other breach hereunder to the general counsel, which notice shall be effective upon delivery by hand or by certified or overnight mail to 535 Connecticut Avenue, Norwalk, Connecticut 06854, or the most recent address for the Company provided in writing to the Employee.

            This Agreement is not to be construed as an admission that the Employee or the Company acted wrongfully in any way.

      23. Confidentiality: The terms and conditions of this Agreement are confidential and shall not be disclosed to any person other than those who must perform tasks to effect the Agreement. Notwithstanding the foregoing, either party may disclose any term of this Agreement (i) to any governing authority if disclosure is required to comply with applicable law, or (ii) to either party's attorneys, accountants or advisors with whom a fiduciary relationship has been established.

      24. Revocation: The Employee may revoke this Agreement in writing within seven (7) days of signing it (the "Revocation Period"). This Agreement will not take effect until the Effective Date. If the Employee revokes this Agreement, all of its provisions shall be void and unenforceable. The Effective Date (the "Effective Date") of this Agreement shall be the day after the end of the Revocation Period.

      25. Attorneys' Fees: The Company agrees to pay all reasonable attorneys' fees and costs associated with the negotiation and drafting of this Agreement including reasonable attorneys' fees and costs of Employee.

      26. Severability: In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

      27. Modification: This Agreement constitutes the entire understanding between the Employee and the Company. The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by the Employee and an authorized employee or agent of the Company.

      28. Choice Of Law: This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Connecticut.

      29. Waiver. Delay or failure of any party to insist on strict performance or observance of any provision of this Agreement or to exercise any rights or remedies hereunder shall not be deemed a waiver. Any waiver shall be effective only if in writing and signed by the waiving party.

THE PARTIES ACKNOWLEDGE THAT THEY UNDERSTAND THE ABOVE AGREEMENT INCLUDING THE RELEASE OF ALL CLAIMS EXCEPT AS SPECIFICALLY EXCEPTED. THE PARTIES UNDERSTAND THAT THEY ARE WAIVING UNKNOWN CLAIMS AND THEY DO SO INTENTIONALLY.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

MICRO WAREHOUSE, INC.                           STEPHEN F. ENGLAND


By: /s/ Peter Godfrey                           /s/ Stephen F. England
   ------------------------------               -----------------------------
   Name:  Peter Godfrey
   Title: Chief Executive Officer

Date: October 19, 1998                          Date: October 7, 1998
     ----------------------------                    ------------------------

                                    EXHIBIT A

                        Incentive Plan for the Year 1998

      The Targets with respect to the 1998 Incentive Plan shall be based upon the projected operating profit for the Company as described in the Company's 1998 Worldwide Plan dated March 13, 1998 (the "Plan"). The Plan includes a separate projected operating profit for all U.S. operations and a separate projected operating profit for the consolidated international operations. In determining the Target Bonus amount, if any, 80% of said amount shall be attributable to and based upon the Plan's projected operating profit for all U.S. operations and 20% shall be attributable to and based upon the Plan's projected operating profit for the consolidated international operations. With respect to said 20%, the Target shall also be considered achieved in full if:

      (i) all or a material number of the international subsidiaries are sold or otherwise disposed of during 1998; or

      (ii) the international subsidiaries on a consolidated basis have an operating profit for the year ending December 31, 1998.

STEPHEN ENGLAND                                                        EXHIBIT B
2 BERTHIER PLACE
REDGEFIELD, CT  06877

      Micro Warehouse, Inc.    OPTIONEE STATEMENT                 Run Date 07/24

                                 As of 07/24/98                         Page No.

Date of    Type of Grant   Options     Options      Option     Date of    Options                Available
 Grant                     Granted   Outstanding    Price      Expir.      Vested               For Exercise
-------    -------------   -------   -----------    ------     -------    -------               ------------
01/13/93   NON-QUAL         30,000      20,500      $9.7800   01/13/03     20,500  (Current)       20,500
06/21/93   NON-QUAL         58,000      58,000     $11.3800   06/21/03     58,000  (Current)       58,000
01/23/97   NON-QUAL          3,000       3,000     $12.6250   01/23/07      1,500  (Current)        1,500
                                                                            1,500  on 07/19/99
1/23/97    NON-QUAL         20,000      20,000     $12.6250   01/23/07      4,000  (Current)        4,000
                                                                            4,000  on 1/23/99
                                                                            4,000  on 01/23/00
                                                                            4,000  on 01/23/01
                                                                            4,000  on 01/23/02
02/26/98   NON-QUAL        100,000     100,000     $13.6900    2/26/08          0  (Current)            0
                                                                           33,334  on 12/31/98
                                                                           33,333  on 12/31/99
                                                                           33,333  on 12/31/00
                           -------     -------                                                     ------
           Shares          211,000     201,500                                                     84,000

                                    EXHIBIT C

                         List of Life Insurance Policies

                                                                       EXHIBIT D

                            INDEMNIFICATION AGREEMENT

            This agreement ("Agreement") is made as of this 1st day of January, 1994 between Micro Warehouse, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") and Stephen England (hereinafter referred to as "Indemnitee").

                                   WITNESSETH:

            WHEREAS, Indemnitee is an officer of Micro Warehouse, Inc., and in such capacity is performing a valuable service to the Corporation; and

            WHEREAS, the Board of Directors of the Corporation has adopted by-laws, providing for the indemnification of the officers, directors, agents (as hereinafter defined) and employees of the Corporation to the maximum extent authorized by Section 145 of the Delaware General Corporation Law; and

            WHEREAS, Section 145(f) of the Delaware General Corporation Law allows for the indemnification of officers, directors, agents and employees of the Corporation by means of indemnification agreements such as contemplated herein; and

            WHEREAS, in order to thereby induce Indemnitee to serve or to continue to serve the Corporation, the Corporation has determined and agreed to enter into this Agreement with Indemnitee.

            NOW, THEREFORE, in consideration of Indemnitee's service or continued service as a director or officer of the Corporation after the date hereof, the parties hereto agree as follows:

            1. Definitions

                  (a) The term "Agent" means any person who is or was a director, officer, employee or other agent of the Corporation or a subsidiary of the Corporation; or is or was serving at the request of, for the convenience of, or to represent the interests of, the Corporation or a subsidiary of the Corporation as a director, officer, employee or agent of another entity or enterprise; or was a director, officer, employee or agent of a predecessor corporation of the Corporation or a subsidiary (as hereinafter defined) of the Corporation, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

                  (b) The term "Expenses" means all direct and indirect costs of any type or nature whatsoever (including without limitation, all attorneys' fees, costs of investigation and related disbursements) incurred by the Indemnitee in connection with the investigation, settlement, defense or appeal of a claim or proceeding (as hereinafter defined) covered hereby or establishing or enforcing a right to indemnification under this Agreement.

                  (c) The term "Proceeding" means any threatened, pending or completed claim, suit or action, whether civil, criminal, administrative, investigative or otherwise.

                  (d) "Subsidiary" means any corporation of which more than 10% of the outstanding voting securities is owned directly or indirectly by the Corporation, and one or more Subsidiaries, taken as a whole.

            2. Maintenance of Liability Insurance.

                  (a) The Corporation hereby covenants and agrees to each Indemnitee that, so long as such Indemnitee shall continue to serve as an Agent of the Corporation and thereafter so long as the Indemnitee shall be subject to any claim or Proceeding by reason of the fact that the Indemnitee was an Agent of the Corporation or in connection with such Indemnitee's acts as such an Agent, the Corporation, subject to paragraph 2(b), shall obtain and maintain or cause to be obtained and maintained in full force and effect directors' and officers' liability insurance ("D&O Insurance") in reasonable amounts from established and reputable insurers, but no less than the amounts currently in effect on the date hereof.

                  (b) Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if the Corporation determines in good faith that the premium costs for such insurance are disproportionate to the amount of coverage provided after giving effect to exclusions.

            3. Mandatory Indemnification. The Corporation shall defend, indemnify and hold harmless each Indemnitee:

                  (a) Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Corporation) by reason of the fact that such Indemnitee is or was an Agent of the Corporation, or by reason of anything done or not done by the Indemnitee in any such capacity, against any and all Expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by him or her in connection with the investigation, defense, settlement or appeal of such Proceeding, so long as the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or Proceeding, had reasonable cause to believe his or her conduct was not unlawful.

                  (b) Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation by reason of the fact that he or she is or was an Agent of the Corporation, or by reason of anything done or not done by him or her in any such capacity, against any amounts paid in settlement of any such Proceeding and all other Expenses incurred by him or her in connection with the investigation, defense, settlement or appeal of such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification under this subparagraph shall be made, and the Indemnitee shall repay all amounts previously advanced by the Corporation, in respect of any claim, issue or matter for which such person is judged to be liable to the Corporation by a court of competent jurisdiction due to misconduct in the performance of his or her duties to the Corporation, unless and only to the extent that the court in which such Proceeding was brought shall determine that such person is fairly and reasonably entitled to indemnity.

                  (c) Actions Where Indemnitee is Deceased. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was an Agent of the Corporation, or by reason of anything done or not done by him or her in any such capacity, and prior to, during the pendency of, or after completion of, such Proceeding, the Indemnitee shall die, then the Corporation shall defend, indemnify and hold harmless the estate, heirs and legatees of the Indemnitee against any and all Expenses and liabilities incurred by or for such persons or entities in connection with the investigation, defense, settlement or appeal of such Proceeding on the same basis as provided for the Indemnitee in paragraphs 3(a) and 3(b) above.

The Expenses and liabilities covered hereby shall be net of any payments by D&O Insurance carriers or others.

            4. Partial Indemnification. If an Indemnitee is found under paragraph 3(b), 7 or 10 hereof not to be entitled to indemnification for all of the Expenses relating to a Proceeding, the Corporation shall indemnify the Indemnitee for any portion of such Expenses not specifically precluded by the operation of such paragraph 3(b), 7 or 10.

            5. Mandatory Advancement of Expenses. Until a determination to the contrary under paragraph 7 hereof is made and unless the provisions of paragraph 10 apply, the Corporation shall advance all Expenses incurred by each Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding to which the Indemnitee is a party or is threatened to be made a party covered by the indemnification in paragraph 3 hereof. As a condition to such advance, each Indemnitee shall, at the request of the Corporation, undertake in a manner satisfactory to the Corporation to repay such amounts advanced if it shall ultimately be determined by an order of a court that the Indemnitee is not entitled to be indemnified by the Corporation by the terms hereof or under applicable law. Subject to paragraph 6 hereof, the advances to be made hereunder shall be paid by the Corporation to the Indemnitee within twenty (20) days following delivery of a written request by the Indemnitee to the Corporation, which request shall be accompanied by vouchers, invoices and similar evidence documenting the amounts requested.

            6. Indemnification Procedures.

                  (a) Promptly after receipt by the Indemnitee of notice of the commencement or threat of any Proceeding covered hereby, the Indemnitee shall notify the Corporation of the commencement or threat thereof, provided that any failure to so notify shall not relieve the Corporation of any of its obligations hereunder, except to the extent that such failure or delay increases the liability of the Corporation hereunder.

                  (b) If, at the time of the receipt of a notice pursuant to paragraph 6(a) above, the Corporation has D&O Insurance in effect, the Corporation shall give prompt notice of the Proceeding or claim to its insurers in accordance with the procedures set forth in the applicable policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay all amounts payable as a result of such Proceeding in accordance with the terms of such policies and the Indemnitee shall not take any action (by waiver, settlement or otherwise) which would adversely affect the ability of the Corporation to obtain payment from its insurers.

                  (c) If the Corporation shall be obligated to pay the Expenses of any Indemnitee, the Corporation shall assume the defense of the Proceeding to which the Expenses relate and shall deliver a notice of assumption to the Indemnitee. The Corporation will not be liable to the Indemnitee under this Agreement for any fees of counsel incurred after delivery of such notice with respect to such Proceeding or any costs of settlement not approved in advance in writing by the Corporation, provided that (i) the Indemnitee shall have the right to employ his or her own counsel in any such Proceeding at the Indemnitee's expense, and (ii) if (1) the employment of counsel by the Indemnitee has been previously authorized by the Corporation, (2) the Indemnitee shall have provided the Corporation with an opinion of counsel stating that there is a strong argument that a conflict of interest exists between the Corporation and the Indemnitee in the conduct of any such defense, or (3) the Corporation shall not have assumed the defense of such Proceeding, the fees and Expenses of Indemnitee's counsel shall be at the expense of the Corporation.

            7. Determination of Right to Indemnification.

                  (a) To the extent an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding, claim, issue or matter covered hereby, the Indemnitee need not repay any of the Expenses advanced in connection with the investigation, defense or appeal of such Proceeding.

                  (b) If paragraph 7(a) is inapplicable, the Corporation shall remain obligated to indemnify the Indemnitee, and the Indemnitee need not repay Expenses previously advanced, unless the Corporation, by contested motion before a court of competent jurisdiction, obtains preliminary or permanent relief suspending or denying the obligation to advance or indemnification for Expenses.

                  (c) Notwithstanding a determination by a court that the Indemnitee is not entitled to indemnification with respect to a specific Proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware for the purpose of enforcing the Indemnitee's right to indemnification pursuant to this Agreement.

                  (d) Notwithstanding any other provision in this Agreement to the contrary, the Corporation shall indemnify the Indemnitee against all Expenses incurred by the Indemnitee in connection with any Proceeding under paragraph 7(b) or 7(c) above and against all Expenses incurred by the Indemnitee in connection with any other Proceeding between the Corporation and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that the material claims and/or defenses of the Indemnitee in any such Proceeding were frivolous or made in bad faith.

            8. Certificate of Incorporation and By Laws. The Corporation agrees that the Certificate of Incorporation and By Laws of the Corporation in effect on the date hereof shall not be amended to reduce, limit, hinder or delay (i) the rights of the Indemnitee granted hereby or (ii) the ability of the Corporation to indemnify the Indemnitee as required hereby. The Corporation further agrees that it shall exercise the powers granted to it under its Certificate of Incorporation, its By Laws and by applicable law to indemnify any Indemnitee to the fullest extent possible as required hereby. The Corporation further covenants and agrees that Articles 9 and 10 of the Corporation's Certificate of Incorporation shall not be amended in a manner (i) adverse to any Indemnitee or (ii) inconsistent with the benefits granted to the Indemnitee hereby.

            9. Witness Expenses. The Corporation agrees to reimburse each Indemnitee for all Expenses, including attorneys' fees and travel costs, incurred by such Indemnitee in connection with being a witness, or if an Indemnitee is threatened to be made a witness, with respect to any Proceeding, by reason of his serving or having served as an Agent of the Corporation.

            10. Exceptions. Notwithstanding any other provision herein to the contrary, the Corporation shall not be obligated pursuant to the terms of this
Agreement:

                  (a) Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense (other than Proceedings brought to establish or enforce a right to indemnification under this Agreement or the provisions of the Corporation's Certificate of Incorporation or By Laws unless a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous).

                  (b) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a Proceeding covered hereby without the prior written consent of the Corporation to such settlement.

            11. Non-exclusivity. This Agreement is not the exclusive arrangement between the Corporation and any Indemnitee regarding the subject matter hereof and shall not diminish or affect any other rights which each Indemnitee may have under any provision of law, the Corporation's Certificate of Incorporation or By Laws, under other agreements, or otherwise.

            12. Continuation after Term. Each Indemnitee's rights hereunder shall continue after the Indemnitee has ceased acting as a director or Agent of the Corporation and the benefits hereof shall inure to the benefit of the heirs, executors and administrators of each Indemnitee.

            13. Interpretation of Agreement. This Agreement shall be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

            14. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, (i) the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be effected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement shall be construed or altered by the court so as to remain enforceable and to provide the Indemnitee with as many of the benefits contemplated hereby as are permitted under law.

            15. Counterparts, Modification and Waiver. This Agreement may be signed in counterparts. This Agreement constitutes a separate agreement between the Corporation and each Indemnitee and may be supplemented or amended as to an Indemnitee only by a written instrument signed by the Corporation and such Indemnitee, with such amendment binding only the Corporation and the signing Indemnitee(s). All waivers must be in a written document signed by the party to be charged. No waiver of any of the provisions of this Agreement shall be implied by the conduct of the parties. A waiver of any right hereunder shall not constitute a waiver of any other right hereunder.

            IN WITNESS WHEREOF, the parties hereby have caused this agreement to be duly executed as of the day and year first above written.

                                          MICRO WAREHOUSE, INC.


                                          By /s/ Bruce Lev
                                             ------------------------
                                             Bruce L. Lev, Its
                                             Executive Vice President
                                             Hereunto Duly Authorized


                                          ---------------------------
                                          Stephen England